EXHIBIT 6.8

TIBER CREEK CORPORATION

ICO ENGAGEMENT AGREEMENT

This INITIAL COIN OFFERING ENGAGEMENT AGREEMENT (this “Agreement”) dated June ____, 2018 (the “Effective Date”) is entered into by and between TIBER CREEK CORPORATION (“Tiber Creek”) and Dropshippers.com LLC, together with any successors (collectively “Dropshippers”). Tiber Creek and Dropshippers are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Dropshippers wishes to engage Tiber Creek to provide certain services to Dropshippers in connection with allowing it to make a public offering and sale of Dropshippers’ digital currency (the “tokens”) in an initial coin offering (“ICO”) or similar transaction (collectively the “Transactions”).

WHEREAS, Tiber Creek desires and hereby agrees to provide such services to Dropshippers to allow it to accomplish the Transactions in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties covenant and agree as follows:

1. SERVICES TO BE PROVIDED.

Following its engagement, Tiber Creek and its affiliates will:

1.1. Discuss with Dropshippers the structure of the Transactions and actions to be taken by Dropshippers in preparation for the completion of the Transactions.

1.2. Prepare and file with the Securities and Exchange Commission (the “SEC”) the appropriate form of registration statement under the Securities Act of 1933 for a Regulation A+ Tier 2 filing and all required amendments related thereto for registering the offering of the tokens as may be required by the SEC in order to secure its approval relative thereto and necessary to effectuate the Transactions.

1.3. Assist in facilitating the listing of the tokens on a suitable coin exchange or other trading market.

1.4. Assist in establishing and maintaining relationships with stock brokerage firms, investment banks and investment funds.

1.5. Take other actions as Tiber Creek considers appropriate to facilitate the completion of the Transactions as contemplated by this Agreement.

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2. PAYMENTS.

2.1. In full satisfaction for the services of Tiber Creek and its affiliates in regard to the Transactions described herein, Dropshippers will pay to Tiber Creek the amount of $50,000 upon execution of this Agreement.

2.2. All payments will be deemed earned when paid or due to Tiber Creek and are nonrefundable except for cause.

2.3 Two individual affiliates of Tiber Creek shall each receive tokens in an amount equal to 1.5% of the total number of tokens issued in the offering in exchange for a purchase price of $25 each provided however, that the total number of tokens issued hereunder will not be less than 500,000 nor more than 1,000,000. Tiber Creek will notify Dropshippers of the names of these individuals within 30 days of the Effective Date of this Agreement.

3. EXPENSES.

3.1. Tiber Creek will bear its own expenses incurred with regard to travel, telephone, duplication costs, and postage.

3.2. Dropshippers will pay its own and third-party expenses (other than those of Tiber Creek) including, without limitation, all filing and regulatory fees, public relations expenses, accounting and audit fees, as well as all other costs incidental to completion of the Transactions. Tiber Creek will not incur any expenses on behalf of Dropshippers unless mutually agreed beforehand in writing.

4. AFFILIATES.

In order to better carry out the Transactions, Tiber Creek may assign or otherwise delegate the performance of all or parts of its obligations under this Agreement to one or more of its affiliates or other persons, and pay such affiliates or other persons from the amounts received by Tiber Creek under this Agreement. An assignment or delegation will not relieve Tiber Creek of any of its obligations under this Agreement.

5. DROPSHIPPERS OBLIGATIONS.

Dropshippers agrees that it will timely take all steps necessary to complete the Transactions, as necessary or appropriate, including but not limited to: the preparation of financial statements, including audited financial statements, as required; obtaining all necessary consents, from management and security holders of Dropshippers or otherwise, as required; causing all necessary documents required in the operation of Dropshippers’ business to be properly and timely prepared, executed, approved or ratified, and filed; making timely and fully all required payments related to the Transactions and to this Agreement; and timely taking all other actions as reasonably required of it to complete the Transactions.

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6. TIBER CREEK’S OBLIGATIONS.

Tiber Creek agrees that it will take all steps necessary to complete the Transactions in a timely manner, as necessary or appropriate, including but not limited to: the preparation of the appropriate form of registration statement under the Securities Act of 1933 for a Regulation A+ Tier 2 filing upon receipt of all necessary documents required of Dropshippers in connection therewith, but in no event later than 30 days following the receipt thereof, and filing same promptly thereafter, and to diligently prosecute such registration statement and the filing all required amendments for registering the offering of the tokens as may be required by the SEC in order to secure its approval relative thereto in a timely manner, and taking all other actions as reasonably required of it to complete the Transactions in a timely manner. Tiber Creek represents that it has the necessary expertise for the preparation and filing of the appropriate form of registration statement under the Securities Act of 1933 for a Regulation A+ Tier 2 with the SEC and it has previously secured SEC approval for this particular filing under Regulation A+ Tier 2.

7. PERFORMANCE OF SERVICES BY OTHERS.

From time to time, the achievement of certain results desired by Dropshippers, such as the promotion of interest in tokens, may be enhanced by the services of other parties. These parties may include consultants, advertising agencies, promotional firms that specialize in public relations, financial analysts or similar persons who may, directly or indirectly, assist in creating interest in the tokens. All compensation, costs and expenses of such parties, if engaged by the Dropshippers, will be borne by Dropshippers.

8. DROPSHIPPERS ACKNOWLEDGMENTS.

8.1 Dropshippers understands that in order to achieve the greatest market interest in the tokens Dropshippers’ officers and directors may be required to cultivate and maintain relationships with members of the financial and technological community. This can include meetings and discussions with investment banks, investment funds, institutional investors and technological firms involved in the cryptocurrency and blockchain industry.

8.2. Dropshippers acknowledges that investment interest will depend upon the success of the business of Dropshippers, market conditions, interest in the tokens and cryptocurrency more generally and other factors over which neither Tiber Creek nor its affiliates have any control.

8.3. Dropshippers warrants and represents in good faith that it has no reason to believe that it will not be able to complete the Transactions or otherwise achieve its business objectives. Dropshippers understands that the investment merits of Dropshippers or the tokens will depend upon the ability for Dropshippers to successfully carry out its business plans and operations, operate at a profit or otherwise be judged to be meritorious upon similar business considerations.

8.4. Dropshippers understands that trading in the tokens may be limited, and that to increase the amount, depth and market price of the tokens will require both time and effort by the Dropshippers to develop and maintain relations with firms operating in the investment, financial, cryptocurrency and blockchain industries in order to create a strong and stable trading market for the tokens.

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9. COMPLIANCE WITH U.S. SECURITIES LAW.

Under applicable U.S. securities laws:

9.1. Dropshippers and its affiliates will need to furnish all information and documents concerning it and its affiliates required for the preparation and filing of required regulatory filings with the Securities and Exchange Commission and other relevant regulatory entities, which information must be complete and accurate and not contain any material misstatement or omit any material information.

9.2. Dropshippers must at all times observe and comply with Federal and state securities laws, rules and regulations incident to the issuance and trading of the tokens, and/or other securities, and must take all steps reasonably required within its control to prohibit any persons, whether or not affiliated with Dropshippers, from engaging in any transactions in contravention of such laws, rules and regulations.

9.3. Dropshippers and its affiliates must not at any time knowingly engage in any activity which would constitute a prohibited market manipulation of its securities, including but not limited to the tokens, and will need to take all steps reasonably required within its control to prohibit any officer, director, other affiliate, agent or employee from engaging in such conduct.

9.4. Dropshippers should not issue any tokens or any other Dropshippers securities to any person for the promotion or maintenance of a trading market without first receiving an opinion of qualified counsel that such issuance will be in accord with securities laws, rules and regulations and should not, directly or indirectly, receive from such persons any capital by loan, investment or otherwise resulting from the sale or pledge of such tokens or other securities.

10. NOTICES.

Any notices required or permitted under this Agreement shall be deemed to have been given when delivered in writing by hand, certified mail (return receipt requested) or commercial courier, such as FedEx, to the following addresses or to such other addresses as may have been given to each Party in the manner provided for in this paragraph.

In the case of Dropshippers to:

Dropshippers.com LLC

c/o Snapforce.com, Suite 901

One International Blvd.

Mahwah, New Jersey 07430

With a copy to:

Wilson Elser Moskowitz Edelman & Dicker LLP

200 Campus Drive - 4th Floor

Florham Park, New Jersey 07932

Attn.: Robert V. Cornish, Jr., Esq.

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In the case of Tiber Creek to:

Tiber Creek Corporation

9454 Wilshire Boulevard, Suite 612

Beverly Hills, California 90212

11. DISPUTES.

11.1. Any disputes between the Parties and their affiliates arising from this Agreement, whether directly or indirectly, and based upon any cause or causes of action, shall be decided by the American Arbitration Association within Los Angeles County, California or such other place where Tiber Creek may then have its headquarters, provided only, that such place shall be within the United States. The Parties and their affiliates shall make claims only for the recovery or payment of compensation paid or due under this Agreement and neither shall make any claims for consequential or punitive damages, lost profits, damage to reputation or similar claims. Each Party and their affiliates shall pay its own costs of arbitration, including its attorneys’ fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

11.2. This section shall apply to claims against any officer, director, agent or affiliate of either Party provided only that such person shall consent to the terms of arbitration contained herein.

11.3. If either Party files any claim arising from this Agreement in any forum except arbitration, such action shall be dismissed with prejudice upon application from the other Party, which shall be entitled to recover its attorneys’ fees and costs in such proceeding.

12. CONFIDENTIALITY.

As a result of entering into this Agreement, the Parties might have access to information which each Party may regard as confidential and/or proprietary. The Parties agree that neither will, except as reasonably required pursuant to this Agreement, use itself, or divulge, furnish, or make accessible to any person any confidential knowledge, knowhow, techniques, or information with respect to the other Party unless agreed to in writing by that Party.

13. TERMINATION.

13.1. Tiber Creek may terminate this Agreement at its election, without further obligation or liability, at any time (i) that Tiber Creek has a reasonable basis to believe that any aspect of the Transactions would constitute a fraud or deception on the market or (ii) that Dropshippers fails to meet its obligations under this Agreement in a manner which would constitute a material breach after being given prior written notice thereof, specifying the nature of the breach, and being provided an opportunity to cure such breach as provided in Section 13.3 below.

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13.2. Dropshippers may terminate this Agreement at its election, without further obligation or liability, at any time that Tiber Creek fails to meet its obligations under this Agreement in a manner which would constitute a material breach after being given prior written notice thereof, specifying the nature of the breach, and being provided an opportunity to cure such breach as provided in Section 13.3 below; provided further, however, that Dropshippers shall retain all legal remedies, if any, that may be available to it in connection with such contractual breach.

13.3. In the case of any claim of a material breach, the Party claimed against shall have 30 days following written notice of a claim to cure such breach unless such breach, by its nature, cannot be cured.

14. MISCELLANEOUS.

14.1. Covenant of Further Assurances. The Parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this Agreement.

14.2. Scope of Agreement. This Agreement constitutes the entire understanding of the Parties. No undertakings, warranties or representations have been made other than as contained herein, and no Party shall assert otherwise. This Agreement may not be changed or amended orally. Any amendments or modifications to this Agreement shall be in writing and signed by the Parties hereto.

14.3. Currency. All references to currency in this Agreement are to United States Dollars.

14.4. Review of Agreement. Each Party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this Agreement, no adverse presumption shall be made against any Party on the basis that it has prepared, or participated in the preparation of, this Agreement.

14.5. Recitals. The foregoing recitals are incorporated by reference as a part of this Agreement.

IN WITNESS WHEREOF, the Parties have approved and executed this Agreement.

TIBER CREEK CORPORATION

_______________________________________

President

DROPSHIPPERS.COM LLC

_______________________________________

Authorized Signatory